Exhibit 10.42

ING INSURANCE US

230 Park Avenue, 13th floor

New York, New York 10169

Thomas P. Waldron

EVP, Human Resources and Communications

April 5, 2011

Mr. Alain Karaoglan

[home address]

Dear Alain,

I am very pleased to extend an offer of employment with ING Insurance US. (herein referred to as the Company*)! The purpose of this letter is to set forth the provisions of our offer for the position of EVP Finance, Insurance US. In this role you will report directly to Rodney Martin, CEO, Insurance US. Additionally, as soon as practicable, you will be elected to the board of directors of ING America Insurance Holdings, Inc. (“AIH”). We ask that the provisions set forth below remain confidential and, unless otherwise directed, that any questions you have regarding these provisions be discussed with Rodney Martin or me.

Start Date: Your start date will be mutually agreed upon, provided, however, that it not be later than April 25, 2011.

Base Salary: Your annual base salary will be $650,000, payable semi-monthly in accordance with the Company’s regular payroll practices. You will be scheduled for a performance review at our next common anniversary date of March 2012, and annually thereafter. The Company reserves the right to review and adjust compensation to reflect what is appropriate for each position and consistent with your performance.

Incentive Compensation Plan: You will be eligible to participate in the Incentive Compensation Plan (ICP). Your target incentive is 100% of your base salary. The ICP is designed to provide individual awards of up to 200% of target depending upon business and individual performance. You will be eligible for a full-year award (i.e., not prorated) for 2011. ICP awards are typically paid in March of each year.

Please note that ING recently implemented an ICP deferral arrangement, pursuant to which ICP awards above Euro 100,000 are subject to partial deferral. The deferral amounts start at 10% of the total award for ICP awards between Euro 100,000 and Euro 200,000. The deferral percentage increases by 10 percentage points on the incremental amount for each Euro 100,000 above Euro 200,000, up to a maximum of 50 percent for amounts above Euro 500,000. Deferred amounts are converted into ING Group stock and vest ratably over three years, subject to the terms and conditions of the deferral plan. This deferral scheme is subject to change.

In the event of your termination without Cause, termination for Good Reason, Death or Disability (as defined in the Transaction Incentive Award section below), you will be eligible for a prorated ICP award. Your “Prorated ICP Award” means your annual ICP target award for the year of your termination prorated based on the number of days you are employed by the Company as an active employee through the date of your termination divided by 365. Your prorated target award will be adjusted based on actual business and individual performance for the year of your termination as determined by the Company at the end of the year of your termination. The Company agrees that your prorated award will be adjusted by an amount that is no less than the overall ICP pool funding fevel for the Insurance US business. For these purposes, Funding Level will be defined as the total Insurance US pool approved divided by the total insurance US pool at target in the year of your termination.

The ICP is a discretionary plan and awards are not guaranteed. The Company reserves the right to modify or discontinue the plan at any time.

Long-Term Sustainable Performance Plan (LSPP): You will be eligible to participate in the LSPP, which utilizes performance shares that vest based on performance, with an annual target economic value of 100% of your base salary under the same terms and conditions as similarly situated employees. Grants under this plan are made annually, typically in March. Since we will be past the March 2011 grant when you join ING, ING will make your first grant at the full target amount during the next possible grant date, currently scheduled for September 2011. Your second LSPP grant is expected to be made in early 2012. ING LSPP grants are reviewed each year and are not guaranteed; therefore, your ongoing participation is at the discretion of the Company. The LSPP is a discretionary plan and the Company reserves the right to modify or discontinue the plan at any time.

Transaction Incentive Award: You will be eligible to receive a transaction incentive award in the aggregate amount of $2,000,000 (the “Transaction Incentive Award”), contingent upon successful completion of an IPO or a Sale (as defined below) of the Company, provided that you are still employed with the Company upon completion of such IPO or Sale, as the case may be, at each applicable payment and settlement date, as described below. The Transaction Incentive Award will be payable at the times and in the forms set forth below, unless applicable law or regulation requires payment in a different form or at a different time. In no event shall the aggregate Transaction Incentive Award when measured by reference to cash and stock granted, exceed a total of $2,000,000.

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IPO: Upon completion of an IPO and provided you are still employed by the Company upon the IPO (i.e., listing of the first tranche of the common stock of the Company or, if applicable, the company whose common stock has been listed in the IPO (the “Listed Company”)), your Transaction Incentive Award will be payable as follows: (a) you will receive a lump sum taxable cash payment in the amount of $666,667 as soon as practicable following the IPO, but in no event later than 30 business days thereafter; and (b) as soon as practicable following the IPO, you will receive an award of restricted common stock of the Listed Company in the amount of $1,333,333 (based on the IPO price of the common stock of the

Listed Company) (your “RSA”), which shall vest as follows, provided that you are still employed by the Company on the applicable vesting date:

A.	Prior to December 31, 2014. If, following completion of an IPO but before December 31, 2014, the Listed Company completes an additional public offering of common stock owned by the Group (or the Group otherwise disposes of such common stock), a number of shares underlying the RSA shall vest as of the date of completion of such additional public offering (or disposition) equal to (I) the total number of shares underlying the original RSA multiplied by (II) the percentage of the Post-IPO Shares sold in such additional public offering (or disposition). The “Post-IPO Shares” are the shares of common stock of the Listed Company held by the Group immediately after the IPO. For the avoidance of doubt, multiple vesting dates may occur under this paragraph if multiple additional public offerings or other dispositions of Post-IPO Shares occur prior to December 31, 2014.

B.	On December 31, 2014. If, as of December 31, 2014, all of the shares underlying the RSA have not vested pursuant to clause (A) above, and the Group owns less than 50% of the shares of common stock of the Listed Company which it held immediately prior to the IPO (such number of pre-IPO shares, the “Pre-IPO Shares”), an additional number of shares underlying the RSA shall vest as of that date equal to (I) 50% multiplied by (II) the number of shares underlying the RSA that had not vested pursuant to clause (A) prior to December 31, 2014. If, on the other hand, as of December 31, 2014, the Group continues to own 50% or more of the Pre-IPO Shares, no additional shares shall vest. Notwithstanding the foregoing, if after application of the preceding provisions of this clause (B) the aggregate number of shares underlying the RSA which have vested pursuant clause (A) and such provisions of clause (B) is less than the quantity determined by multiplying (i) the number of shares underlying the RSA by (ii) a fraction, the numerator of which is the amount by which the percentage of the Pre-IPO Shares no longer owned by the Group as of December 31, 2014 exceeds 33.33%, and the denominator of which is 66.67% (such quantity being the “Minimum RSA Shares”), an additional number of shares underlying the RSA shall vest as of December 31, 2014 so that the total number of shares which have vested is not less than the Minimum RSA Shares. All unvested shares underlying the RSA that have not vested pursuant to this clause (B) or the foregoing clause (A) by December 31, 2014 shall be forfeited. (Examples of hypothetical calculations are provided in Annex A.)

In the event of your termination without Cause, termination for Good Reason, death or Disability (as defined below) following an IPO but prior to a relevant payment or vesting date, any unpaid portion of the Transaction Incentive Award will immediately vest and be paid, unless applicable law or regulation requires payment in a different form or at a different time. Except as provided in this Agreement, the restricted stock award described above will be subject to the terms of the equity plan for executive officers of the Listed Company in effect at the time of the IPO and to the terms of your award agreement under it.

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Sale: Upon completion of a Sale and provided you are still employed by the Company upon such Sale, your Transaction Incentive Award will be payable as follows: (a) you will receive a lump sum cash payment in the amount of $666,667 upon closing of the Sale; and (b) a lump sum cash payment in the amount of $1,333,333 on the first anniversary of the closing of the Sale, unless the buyer elects to pay such amount in the form of a full-value equity-based award payable in stock on the first anniversary of the closing of the Sale and provided in either case that you are still employed by the Company as of the first anniversary of the Sale. A “Sale” shall mean a transaction or series of transactions (none of which is an IPO) whereby (x) the Group no longer owns more than 50% of the voting securities of the Company or (y) all or substantially all of the assets of the Company are sold.

In the event of your termination without Cause, termination for Good Reason, Death or Disability following a Sale but prior to a relevant payment date, any unpaid portion of the Transaction Incentive Award will immediately vest and be paid within thirty (30) days thereafter, unless applicable law or regulation requires payment in a different form or at a different time. For purposes of this Agreement, a “Sale” shall mean a transaction or series of transactions (none of which is an IPO) whereby (x) the Group no longer owns more than 50% of the voting securities of the Company or (y) all or substantially all of the assets of the Company are sold.

Termination by the Company for Cause (for purposes of the Transaction Incentive Award).

“Cause” means any of the following:

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Your willful failure to perform substantially your responsibilities to the Company under this Agreement, after demand for substantial performance has been given by the Company that specifically identifies how you have not substantially performed your responsibilities. Cause does not, however, include failure resulting from your incapacity due to mental or physical illness or injury or from any permitted leave required by law or any failure after the Company gives Termination Notice other than for Cause or Disability.

•	Your engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to the Company.

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For purposes of this definition, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

To terminate your employment for Cause, both of the following must be satisfied:

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The Company must give you notice and a 30-day period to cure the first event constituting Cause. (For the avoidance of doubt, Cause above does not require the Company to give you more than one cure-opportunity during your employment.)

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The Company must provide you with a Termination Notice that 1) states that you are being terminated for Cause, 2) indicates the subsection above that the Company is relying on, and 3) provides reasonable detail of the facts providing the basis for that reliance. (The failure to include any fact in a Termination Notice that contributes to a showing of Cause does not preclude the Company from asserting that fact in enforcing its rights under this Agreement.)

Termination by you for Good Reason (for purposes of the Transaction Incentive Award).

“Good Reason” means a material breach by the Company of its obligations to you under this Agreement, including but not limited to:

(A)	a reduction in your base salary or annual ICP award opportunity,

(B)	the relocation of your principal office more than 50 miles from the New York City metropolitan area,

(C)	within one year from your date of hire, you no longer report to the position of CEO, Insurance US, or

(D)	more than 50% of your responsibilities change and are not replaced with other responsibilities of generally similar significance.

To terminate your employment for “Good Reason,’’ both of the following must be satisfied:

(A)	You must give the Company notice of your intent to terminate your employment for Good Reason and a 30-day cure period to cure the breach constituting Good Reason.

(B)	You must provide the Company with a Termination Notice that (i) states that you are terminating your employment for Good Reason and (ii) provides reasonable detail of the facts providing the basis for your Good Reason termination. (The failure to include any fact in a Termination Notice that contributes to a showing of Good Reason does not preclude you from asserting that fact in enforcing your rights under this Agreement.)

Termination on Disability or Death (for purposes of the Transaction Incentive Plan).

The term “Disability” has the same meaning as set forth in the Company’s long-term disability plan. If the Company determines in good faith that your Disability has occurred, it may give you Termination Notice. If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement.

Your employment will terminate automatically on your death.

Deferred Compensation Savings Plan: You will be eligible to participate in the Company’s Deferred Compensation Savings Plan (DCSP) effective on your date of hire. If you would like to receive a copy of the plan details and enrollment materials please contact Paula Ward at (770) 933-3639. You must return your enrollment forms to the Executive Compensation Department within 30 days of your date of hire to participate in 2011. Deferrals start as soon as practical following the date of your election.

40l(k) (ING Americas Savings Plan and ESOP (“Savings Plan”)): The Company’s Savings Plan matches 100% of the first 6% of pre-tax eligible compensation you contribute, subject to the IRS limit. You may enroll in the Savings Plan as soon as the plan administrator receives your payroll data (usually within 1 week of your hire date). If you do not enroll within your first 60 days of employment, the Savings Plan does provide for automatic enrollment of 3% after 60 days of hire, including an automatic 1% escalation in contribution rate each March until it reaches 6%. You may change the amount of contributions or stop deferrals to the Savings Plan and change investment elections at any time. You will receive enrollment instructions with your other benefit information. The Savings Plan also accepts rollovers from any other qualified plan at any time. The Company match of eligible compensation begins upon your enrollment.

Employment Benefits: The Company offers flexible benefits that you can use to build a benefits package that meets your needs (i.e., medical, dental, vision, life insurance, etc.). Benefits information will be mailed to you at your home address. These benefits are available immediately upon receipt of enrollment materials at the benefits service center.

Paid Time-Off (PTO) Bank: Under current Company policy, you will receive an annual allotment of 33 days of PTO, prorated upon date of hire. The PTO Bank can be used for absences for vacation, personal time, family illness and individual sick days.

Changes to Benefit Programs: The benefit programs described on ING’s onboarding site may be changed by the Company, in whole or in part, at any time, with or without notice to you. Your participation in any benefit programs does not ensure your continued employment or the right to any benefits, except as specifically provided in any Company benefit plan.

Confidentiality of Information: In the performance of your duties on behalf of the Company, you will have access to, receive and be entrusted with confidential information regarding the Company, its affiliates and their clients. All such confidential information is to be held in strictest confidence and, except in the performance of your duties on behalf of the Company; you shall not directly or indirectly disclose or use any such confidential information. This information shall be and remain the Company’s sole and exclusive property. Upon termination of your employment, or whenever requested by the Company, you shall promptly deliver to the Company any and all confidential information or other Company property in your possession or under your control.

Contingencies: This offer is contingent upon successful completion of a reference and background check, a U-4 Application (if applicable) and verification that you are legally entitled to work in the United States. Federal law requires all new employees to demonstrate their entitlement to work in this country. Please be prepared to present valid identification as listed on the I-9 Employment Eligibility Verification list of acceptable documents.

Employment at Will: This letter is not intended to create an employment contract, and the terms and conditions of your employment may be changed at the Company’s discretion. Employment with the Company is on an at-will basis. This means that you are not employed for any set period of time, and you or the Company may terminate your employment at any time, for any reason.

ANNEX A

Assumptions:

•	No change in the number of shares of Listed Company common stock at any relevant time

•	References to vesting of a certain portion of the RSA by dollar value mean the dollar value of the shares that vest based on the original grant date value

Example 1

Event	Effect on Transaction Incentive Award
IPO: Group sells 25% of its Pre-IPO Shares.	$666,667 in cash payable. $1,333,333 in restricted stock (by grant date value based on IPO price) granted.

Follow-On Offering Prior to December 31, 2014: Group sells an additional 20% of Pre-IPO Shares.	20%/75%*$1,333,333 = $355,555 of RSA vests.

December 31, 2014	Group has sold less than 50% of Pre-IPO Shares, so no additional vesting on this basis.

Minimum RSA Shares Check	(45%-33.33%)/66.67% = 17.5%. 17.5%*$1,333,333—$233,333. More than this has already vested, so no additional vesting on this basis.

Example 2

Event	Effect on Transaction Incentive Award
IPO: Group sells 45% of its Pre-IPO Shares.	$666,667 in cash payable. $1,333,333 in restricted stock (by grant date value based on IPO price) granted.

Follow-On Offering Prior to December 31, 2014: None.	N/A

December 31, 2014	Group has sold less than 50% of Pre-IPO Shares, so no additional vesting on this basis.

Minimum RSA Shares Check	(45%-33.33%)/66.67% = 17.5%. 17.5%*$1,333,333—$233,333. This amount has not previously vested, so it vests as of December 31, 2014.

Example 3

Event	Effect on Transaction Incentive Award
IPO: Group sells 30% of its Pre-IPO Shares.	$666,667 in cash payable. $1,333,333 in restricted stock (by grant date value based on IPO price) granted.

Follow-On Offering Prior to December 31, 2014: Group sells an additional 35% of Pre-IPO Shares.	33%/70%*$1,333,333 = $666,667 of RSA vests.

December 31, 2014	Group has sold more than 50% of Pre-IPO Shares. $666,666 of RSA has not previously vested. Therefore 50%*$666,666 = $333,333 of RSA vests as of December 31, 2014.

Minimum RSA Shares Check	(65%-33.33%)/66.67% = 47.5%. 47.5%*$1,333,333—$633,333. More than this has already vested, so no additional vesting on this basis.

Please indicate your acceptance of this offer by signing below, scanning/emailing a copy to me and returning one signed original to me at the address above. Please contact me directly if you have any questions.

Sincerely,

/s/ Tom Waldron

Tom Waldron

EVP, Human Resources and Communications

Agreed to by:

/s/ Alain Karaoglan	4/6/11
Signature	Date

*	Please note that “ING Insurance U.S.” is not a legal entity and does not constitute your employer. You will be employed by a U.S. legal entity that is affiliated with the ING brand.

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